Exhibit 10.30

LETTER AGREEMENT, AND CONSENT

Series B and PIPE Warrant Floor Price Amendments

October 09, 2026

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is entered into by and among Caring Brands, Inc., a Nevada corporation (the “Company”), and the undersigned holder (the “Holder”) of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and/or PIPE Warrants or rights to receive PIPE Warrants. “PIPE Warrants” means the Common Stock Purchase Warrants A and Common Stock Purchase Warrants B issued or issuable in connection with the Company’s existing Series B private placement (the “PIPE”).

WHEREAS, reference is made to the Certificate of Designation of Series B Convertible Preferred Stock filed with the Nevada Secretary of State on August 21, 2026 (the “Certificate of Designation”) the PIPE Warrants and the securities purchase agreement governing the PIPE (the “Purchase Agreement”). The Company proposes to introduce a $0.266 per-share floor for conversion of the Series B Preferred Stock and exercise of both types of PIPE Warrants, subject to the matching proportional adjustments specified in Exhibits A and B. The proposed COD amendment appears in Exhibit A (the “COD Amendment”) and the warrant amendment appears in Exhibit B (the “Warrant Amendment” and, together, the “Amendments”). The Amendments are intended to address requirements communicated by The Nasdaq Stock Market LLC (“Nasdaq”) and related accounting considerations concerning the existing PIPE securities.

WHEREAS, the floor price of $0.266 per share was determined by multiplying $1.33, the Minimum Price (as defined in Nasdaq Listing Rules) on August 20, 2026, by twenty percent (20%), in accordance with the requirements communicated by Nasdaq in connection with its review of the PIPE transaction.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

Holder Consent. Each Holder hereby irrevocably consents to and approves the Amendment with respect to all shares of Series B Preferred Stock held by that Holder. This Letter Agreement constitutes that Holder’s written consent to the Amendment for purposes of NRS and, to the extent applicable, its consent under the Securities Purchase Agreement. Each Holder authorizes the Company, following the requisite corporate approvals, to execute and file a certificate of amendment implementing Exhibit A with the Nevada Secretary of State. This consent is limited to the Amendment and does not authorize any other substantive change to the Certificate of Designation.

Warrant Agreement and Consent. The Company and each Holder of PIPE Warrants hereby agree to amend all PIPE Warrants held by that Holder as set forth in Exhibit B, pursuant to Section 5(l) of each warrant. Each Holder also agrees that all PIPE Warrants deliverable to it under the PIPE shall incorporate Exhibit B. No issuance, delivery, surrender, countersignature or reissuance of a physical warrant certificate is a condition to the Warrant Amendment becoming effective.

Effect of Amendments. Each Holder acknowledges that the Amendments limit price reductions and anti-dilution adjustments and may reduce the shares issuable on conversion, stock-paid dividends or warrant exercise compared with the unamended terms. Each Holder nevertheless approves the applicable Amendment. The stated initial warrant exercise prices of $0.825 for Warrant A and $0.95 for Warrant B are not reset. No representation is made that the Amendments alone assure any particular accounting classification or Nasdaq determination.

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Company Action. The Company shall promptly obtain the requisite corporate approvals, file the COD Amendment and furnish the Holders with a filed copy. It shall update its warrant records and forms to reflect the Warrant Amendment, furnish the applicable amended form to each warrant Holder and ensure that any PIPE Warrant certificate subsequently delivered incorporates Exhibit B. Such delivery shall not restart a warrant’s term or otherwise change its original issue date, expiration date or terms beyond the Warrant Amendment.

Holder Representations. Each Holder represents, severally and not jointly, that it owns the securities or rights identified on its signature page, has authority to consent on behalf of all of them and has full power to execute this Letter Agreement. Each Holder acknowledges receipt and review of Exhibits A and B and the opportunity to consult its own legal, tax and financial advisers.

Effectiveness. This Letter Agreement becomes effective upon execution and delivery by the Company, the holders of all outstanding Series B Preferred Stock and every holder of outstanding PIPE Warrants or rights to receive PIPE Warrants. Upon such execution and delivery, the parties agree that, as between themselves, this Letter Agreement shall be deemed effective as of, and construed as having taken effect on, September 30, 2026, subject to the provisions below governing the Amendment Effective Time. Both Amendments become operative upon effectiveness of the COD Amendment filed with the Nevada Secretary of State (the “Amendment Effective Time”). The Amendments apply from that time to all then-outstanding securities and existing rights to receive PIPE Warrants, and to the Series B Preferred Stock and PIPE Warrants thereafter issued under the existing PIPE. Until that time, the existing terms remain in effect.

Limited Scope. Except for the Amendments from the Amendment Effective Time, the Certificate of Designation, PIPE Warrants and other transaction documents remain unchanged. This Letter Agreement does not release claims or remedies accrued before that time, approve a new financing, enlarge an existing entitlement to securities or amend any securities outside the existing PIPE. The Company and Holders agree to the Amendments directly; this Letter Agreement is not a waiver of unrelated rights.

Miscellaneous. This Letter Agreement binds the parties and their successors and permitted assigns. It is governed by New York law, except that Nevada law governs the corporate authorization, adoption and effectiveness of the COD Amendment and the rights of holders under the Certificate of Designation. It may be executed in counterparts, including separate Holder signature pages, and by electronic signature, each deemed an original and together constituting one instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

CARING BRANDS, INC.

By:
Name:	Dr. Glynn Wilson
Title:	Chief Executive Officer

HOLDER

Name of Holder: ___________________________________

By:
Name:
Title:
Date signed:

Series B Preferred Stock held: _______________ shares

Warrant A issuable under the PIPE: __________ shares

Warrant B issuable under the PIPE: __________ shares

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Exhibit A

Amendment to the Certificate of Designation

The following Section 5(l) is added to the Certificate of Designation:

(l) Floor Price. Notwithstanding anything to the contrary in this Certificate of Designation, from and after the effectiveness of the certificate of amendment adding this Section 5(l):

(i)	The “Floor Price” means $0.266 per share of Common Stock, subject only to the proportional adjustments specified in clause (iii) below. Neither the Conversion Price nor any other price used to determine the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock or payment or conversion of dividends, including any Adjusted Price or Base Share Price to the extent used for that purpose, shall be less than the Floor Price then in effect. If any otherwise applicable calculation or adjustment would result in a lower price, the Floor Price shall apply instead.

(ii)	The Floor Price applies to all adjustments under Section 5(f), including adjustments based on the New Issuance Price or the lowest VWAP during the applicable five-Trading-Day period. It also applies when calculating the number of shares deemed issuable on an as-converted basis under Sections 3(b) and 5(e). Any language disregarding conversion or exercise limitations does not permit the Floor Price to be disregarded.

(iii)	For any subdivision, combination (including a reverse stock split) or reclassification described in Section 5(d) occurring after the effectiveness of this Section 5(l), the Floor Price shall be proportionately adjusted by the same fraction and at the same time as the Conversion Price under Section 5(d). No adjustment under Section 5(f), change in market price or subsequent issuance of securities shall reduce the Floor Price. Notwithstanding Section 5(g), the Floor Price shall not be rounded to the nearest cent, and prices used for the purposes of this Section 5(l) shall be calculated to give effect to the applicable Floor Price. No rounding shall cause an applicable price to fall below the Floor Price.

(iv)	A Notice of Conversion specifying a price below the Floor Price shall be calculated using the Floor Price, and the Corporation shall promptly notify the Holder of the corrected calculation. No excess shares calculated using a price below the Floor Price shall be due, and failure to deliver those excess shares shall not give rise to liability under Section 5(j) or 5(k) or any other remedy under this Certificate of Designation.

(v)	The Corporation and the Holders may not waive this Section 5(l). Any amendment reducing or eliminating its protections requires the approvals otherwise required by applicable law and the governing documents and, for so long as the Common Stock is listed on Nasdaq, Nasdaq’s prior written approval. This Section 5(l) binds all subsequent holders of Series B Preferred Stock.

Except as expressly provided above, the Certificate of Designation remains unchanged.

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Exhibit B

Amendment to Each PIPE Warrant

Each PIPE Warrant is amended at the Amendment Effective Time to include Section 2(g) below. Section references and defined terms refer to the applicable warrant form. Other terms remain unchanged.

g) Exercise Price Floor. This Section becomes effective at the Amendment Effective Time. Notwithstanding anything to the contrary in this Warrant, from that time:

(i)	“Floor Price” means $0.266 per share of Common Stock. For any subdivision, combination (including a reverse stock split) or reclassification under Section 3(a) occurring after the Warrant Amendment Effective Time, the Floor Price shall be multiplied by a fraction: the number of shares of Common Stock outstanding immediately before the event (excluding treasury shares) divided by the number outstanding immediately after it. No other adjustment to the Floor Price is permitted.

(ii)	The Exercise Price under Section 2(b), after any adjustment, reset, reduction, repricing or other modification, shall never be less than the Floor Price then in effect. This applies to all provisions affecting the Exercise Price. If a calculation would produce a lower Exercise Price, the Floor Price applies instead. The stated initial Exercise Price remains unchanged.

(iii)	For all cashless exercises, including automatic exercise at expiration, formula input “B” is the floored Exercise Price and “X” reflects the amended Warrant Share count. Cash payment is not required for permitted cashless exercises. Calculations under Sections 3(c), 3(d) and 3(e), including assumed exercises, Alternate Consideration and any exercise-price input used for Black Scholes Value, must give effect to the floor. A successor or replacement instrument must preserve the floor on an economically equivalent basis reflecting the exchange ratio or allocation of Alternate Consideration. Language disregarding exercise limitations does not disregard this Section.

(iv)	Notwithstanding Section 3(f), the Floor Price shall not be rounded to the nearest cent. No market-price change, dilutive issuance or voluntary reduction under Section 3(h) reduces the Floor Price. This Section does not remove the existing Nasdaq Minimum Price qualification in Section 3 or authorize a reduction otherwise prohibited by this Warrant or Nasdaq rules. Stockholder approval under Section 2(f) or 3(i) does not remove the floor.

(v)	The Company shall promptly notify the Holder of an incorrect calculation and apply the compliant price and share count, subject to required payment. Timely delivery obligations remain for compliant exercises. Excess shares calculated below the floor are not due; their non-delivery creates no liability under Section 2(d) or 5(j). The floor creates no new compensating entitlement. Existing rights, including under Section 3(e), remain subject to the amended terms.

(vi)	This Section binds successors and permitted assigns and applies to substitute and replacement warrants. Notwithstanding Section 5(l), neither the Company nor the Holder may waive this Section. Any amendment reducing or eliminating its protections requires the approvals otherwise required by applicable law and the governing documents and, for so long as the Common Stock is listed on Nasdaq, Nasdaq’s prior written approval as well as the Company’s and the Holder’s written consent.

Except as expressly provided above, the Warrant remains unchanged.

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